Exhibit 14.1

BAYOU CITY EXPLORATION, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Chief Executive Officer, Chief Financial Officer, and other senior financial officers performing similar functions who have been identified by the Chief Executive Officer (collectively, the “Covered Officers”) of Bayou City Exploration, Inc. (the “Company”) are subject to this Code of Ethics for Senior Financial Officers, in addition to all other applicable Company policies.

The purpose of this Code of Ethics is to deter wrongdoing and to promote:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission, and in other public communications made by the Company;

(iii)	compliance with applicable governmental laws, rules and regulations;

(iv)	the prompt internal reporting of violations of this Code of Ethics; and

(v)	accountability for adherence to this Code of Ethics.

1.           Conflicts of Interest

The Covered Officers must promote a culture of honesty and integrity throughout the Company and avoid conflicts of interest with the Company.  The Covered Officers should avoid actual or apparent conflicts of interest between personal and professional relationships.  Any situation, transaction or relationship that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Compliance Director designated from time to time by the Board of Directors.

2.           Regulatory Reporting and Public Communications

The Covered Officers are responsible for promoting the full, fair, accurate, timely and understandable disclosures in all regulatory reporting and other public communications made by the Company.  The Covered Officers must comply with, and oversee the effectiveness of, the Company’s disclosure controls and procedures, as may be amended from time to time, and must promptly bring to the attention of the Compliance Director any material information of which he or she may become aware that affects any public disclosure made by the Company.  In addition, the Covered Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public accountants for the purpose of rendering the financial statements of the Company misleading.

3.           Reporting Deficiencies in Internal Controls or Fraud

The Covered Officers shall promptly bring to the attention of the Compliance Director any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.           Compliance with Applicable Laws, Rules and Regulations

It is the policy of the Company to comply with all applicable laws, rules and regulations of federal, state and local governments and other regulatory agencies that affect the conduct of the Company’s business and financial reporting.  The Covered Officers are expected to be familiar with the legal and regulatory requirements applicable to their business responsibilities and to fulfill their duties in accordance with these laws, rules and regulations.

5.           Waiver

Waivers of this Code of Ethics may only be granted by the Board of Directors, and all such waivers shall be disclosed promptly if and to the extent required by law.

6.           Compliance with this Code of Ethics; Reporting Violations

Compliance with this Code of Ethics is mandatory.  Each Covered Officer shall promptly report to the Compliance Director any information he or she may have concerning evidence of any material violation of any laws, rules or regulations applicable to the Company and the operation of its business, by the Company, or any of its agents, and any violation of this Code of Ethics or any other code of ethics of the Company.  The Board of Directors may determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by a Covered Officer.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question has been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

April 14, 2011